Exhibit 99.1

The Wilber Corporation’s Shareholder Meeting Results,
First Quarter 2009 Results

FOR IMMEDIATE RELEASE
DATE:	April 24, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

COMPANY REPORTS RECORD LOANS, DEPOSITS, AND NET INTEREST INCOME

Oneonta, New York, April 24, 2009 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), held its Annual Meeting of Shareholders on April 24, 2009, at which time both of the Company’s proposals were approved by shareholders.  The number of Directors of the Company was fixed at ten and four Directors of the Company were re-elected to the Board, each for a three-year term.  The re-elected Directors are Brian R. Wright, Geoffrey A. Smith, James L. Seward, and Thomas J. Davis.

Company Results

Douglas Gulotty, President and CEO, announced, “We are proud to report the Company set new records in both average loans and average deposits outstanding during the first quarter of 2009.  We are also pleased with the new record set for net interest income for the quarter which is the result of our successful entry into the Greater Syracuse and Capital District markets of New York State.  These results directly support our goal of improving the long-term franchise value of the Company and come from hard work and dedication on the part of our management team and employees.”  Gross loans averaged $593.641 million during the first quarter of 2009 as compared to $447.526 million for the comparable prior year period, an increase of $146.115 million or 32.6%.  Mr. Gulotty stated, “We are pleased with the momentum created within our newly entered markets.  The growth we achieved was in line with our expectations.  We also enjoyed steady growth in our legacy markets where increases were seen across most product lines, especially within the commercial lending arena.”  In addition, total deposits at March 31, 2009 were $800.942 million, an increase of $87.471 million from March 31, 2008.  Mr. Gulotty noted, “We were successful at attracting deposits from our consumer and municipal customers on a balanced basis.  This funded our loan growth, while serving the deposit needs of our customers within the communities we serve.  It also provides testament to our slogan, ‘Bank On Our Good Name’ sm.”

For the three-month period ended March 31, 2009, the Company recorded $7.292 million of net interest income, a new quarterly record, and a $1.147 million or 18.7% increase over the comparable 2008 period.  This improvement was principally due to a $118.296 million or $15.2% increase in average earning assets between comparable periods and an expansion of net interest margin through lower funding costs.  Tax equivalent net interest margin was 3.46% for the first quarter of 2009, a 4 basis point improvement over the first quarter of 2008.  Non-interest income for the three-month period ended March 31, 2009 was $1.631 million, as compared to $1.530 million for the same period in 2008.  This increase of $101 thousand or 6.6% was principally due to a $258 thousand increase in investment securities gains between comparable periods as the Company elected to take advantage of strong market pricing within the investment portfolio.  As of March 31, 2009 the strong market pricing remained as net unrealized gains in the Company’s available-for-sale investment portfolio totaled $3.988 million.  Offsetting the improvements in non-interest income between comparable quarters were increases in non-interest expense.  Non-interest expenses totaled $6.381 million for the three-month period ended March 31, 2009, as compared to $5.623 million for the comparable prior year period.  This represents an increase of $758 thousand or 13.5% between comparable periods and is due, in large part, to a $216 thousand increase in pension related costs, a $199 thousand increase in computer service fees largely related to the outsourcing of the management of our core operating system, a $134 thousand write-down of one property within other real estate owned, and a $113 thousand increase in other miscellaneous expenses.

The Company reported net income of $1.073 million and earnings per share of $0.10 for the three-month period ended March 31, 2009.  By comparison, the Company's net income and earnings per share for the three-month period ended March 31, 2008 were $1.438 million and $0.14, respectively.  This decrease in net income and earnings per share was due, in large part, to a $975 thousand increase in the provision for loan losses between comparable periods.  The Company recorded $1.200 million in the provision for loan losses during the first quarter of 2009, as compared to $225 thousand in the first quarter of 2008.  Mr. Gulotty said, “Management believed it was necessary and prudent to significantly increase the allowance to reflect our extraordinary growth and consider environmental factors that neither we nor our customers can control.”  Potential problem loans increased from $16.099 million at December 31, 2008 to $20.903 million at March 31, 2009.  In addition, loans past due 30-89 days increased from 1.06% of total loans at December 31, 2008 to 1.48% of total loans at March 31, 2009.  Mr. Gulotty added, “Although certain asset quality measures worsened during the quarter, others improved.”  Through the first quarter of 2009, the Company recorded net loan charge-offs to average loans totaling 0.19%, a 2 basis point decrease  as compared to the first quarter of 2008.  Similarly, non-performing loans to total loans decreased from 1.60% at March 31, 2008 and 1.23% at December 31, 2008 to 1.19% at March 31, 2009.  Mr. Gulotty added, “During the next several quarters management will work diligently to mitigate potential losses on the non-performing and potential problem loans.”

The Company's return on average assets and return on average equity for the first quarter of 2009 were 0.47% and 6.44%, respectively, as compared to 0.71% and 8.30%, respectively, for the same period in 2008.  Average total assets of the Company equaled $936.124 million for the first quarter of 2009, as compared to $818.508 million for the first quarter of 2008, a $117.616 million or 14.4% increase.

U.S. Treasury TARP Capital Purchase Program

On December 11, 2008, the Company obtained preliminary approval to receive $12.0 million of capital from the CPP.  On March 31, 2009 the Company reported that it elected not to participate in the U.S. Department of the Treasury Capital Purchase Program (“CPP”).  The determination not to participate in the CPP was reached after the Board of Directors of the Company further evaluated all of the relevant terms of the CPP and other factors.  “We are delighted that the Department of the Treasury provided preliminary approval for us to participate in the CPP, a program offered only to the country’s healthy banks. While the input of capital would have been helpful to guarantee our already strong capital level, we did not need it to continue our banking activities in our region.  We have never engaged in the origination of subprime mortgage loans as a business line and do not hold any so called ‘toxic assets’ in our investment portfolio.  We viewed the well publicized additional requirements that accompanied this program as not being aligned with the interests of our common shareholders.” added Mr. Gulotty.

Dividend

The Company declared a quarterly dividend of $0.06 per share at its April 24, 2009 Board meeting.  The dividend will be paid on May 28, 2009 to shareholders of record on May 13, 2009 and represents the 105th consecutive quarterly dividend paid by the Company.  This represents a $0.035 decrease from the dividend declared and paid in the prior quarter.  Mr. Gulotty remarked, “The Board of Directors of the Company found it appropriate to retain more of our earnings as capital in order to ensure the bank maintains its well capitalized status under government rules.  This becomes more important with the expectation of extraordinary FDIC premiums to be assessed this year to help protect the U.S. banking system and could mean an additional $1.0 million or more in premiums before year end.  We are being asked to assume a role in the global financial scheme that is both unprecedented and unexpected.  This new dividend amount represents an annualized dividend yield of 3.20% provided to our common shareholders, based on our April 22, 2009 closing stock price.”

Company Profile

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and 2 loan production offices located in Otsego and Saratoga counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 279 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION

($ In thousands, except per share amounts)
Unaudited	As of and for the three months ended March 31,

Condensed Income Statement	2009	2008 ³
Net interest income	$7,292	$6,145
Provision for loan losses	1,200	225
Net interest income after provision for loan losses	6,092	5,920
Noninterest income	1,631	1,530
Noninterest expense	6,381	5,623
Income before taxes	1,342	1,827
Income taxes	269	389
Net income	$1,073	$1,438

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,504
Period-end common shares outstanding (in thousands)	10,504	10,504

Net income per share	$0.10	$0.14

Cash dividends declared	$0.095	$0.095

Book value per common share	$6.48	$6.77

Period-end Balances
Total Assets	$950,330	$853,633
Earning Assets	914,963	806,319
Loans, gross ⁴	600,275	454,441
Allowance for loan losses	8,491	6,965
Deposits	800,942	713,471
Shareholders' equity	68,061	71,064

Average Balances
Total Assets	$936,124	$818,508
Earning Assets	898,539	780,243
Loans, gross ⁴	593,641	447,526
Allowance for loan losses	7,695	7,009
Deposits	779,818	679,021
Shareholders' equity	67,590	69,723

Key Ratios
Earnings:
Return on average assets	0.47%	0.71%
Return on average equity	6.44%	8.30%
Net interest margin (tax-equiv.)	3.46%	3.42%
Efficiency ratio ¹	71.74%	70.10%

Asset Quality
Net loan charge-offs to average loans, annualized	0.19%	0.21%
Allowance for loan losses to period-end loans	1.41%	1.53%
Allowance for loan losses to non-performing loans ²	118%	96%
Non-performing loans to period-end loans	1.19%	1.60%
Non-performing assets to period-end assets	0.80%	0.87%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on the NYSE Amex (formerly the American Stock Exchange) under the symbol GIW.	2009	High Trade	Low Trade	Dividend
	1st Quarter	$8.40	$6.71	$0.095

	2008	High Trade	Low Trade	Dividend
	4th Quarter	$7.90	$5.54	$0.095
	3rd Quarter	$8.98	$7.70	$0.095
	2nd Quarter	$9.00	$8.31	$0.095
	1st Quarter	$9.10	$8.52	$0.095

(1)
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

(2)	Non-performing loans include non-accrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.
(4)	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.